July   , 1994



  Collins & Aikman Holdings Corporation
  8320 University Executive Park
  Suite 102
  Charlotte, North Carolina 28262



                   Common Stock Purchase Agreement
                   -------------------------------



  Dear Sirs:

            The undersigned, Blackstone Capital Partners L.P. ("BCP") and Wasserstein Perella Partners, L.P. ("WPP", and together with BCP, the "Stockholders"), understand that Collins & Aikman Holdings Corporation (the "Company") proposes to effect a recapitalization pursuant to which, among other things, the Company would issue in a registered public offering 15,000,000 shares of its Common Stock, par value $.01 per share ("Common Stock"), and utilize the proceeds, along with the proceeds of new bank credit facilities, to redeem all the outstanding preferred stock of the Company and its subsidiaries and to redeem or defease substantially all the currently outstanding long-term debt of it and its subsidiaries. Each of the Stockholders has been furnished with a copy of the Company's registration statement on Form S-2 (Registration No. 33-53179) as amended by Amendments 1 through 5, relating to such public offering (the "Registration Statement"), which more fully describes the proposed recapitalization and other transactions relating thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

            The terms of the Company's New Credit Agreement require that, in connection with the proposed recapitalization, the Company receive certain specified proceeds from the sale of Common Stock. Accordingly, each Stockholder severally agrees that it will cause one of its affiliates (each, a "Partner"), subject to the terms and conditions hereof, to purchase from the Company, (a) on the Closing Date, 3,280,000 shares of Common Stock and (b) no later than the 35th day (or, if such day is not








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  a Business Day, the next succeeding Business Day) following the time on which the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date"),
  (i) in the event the Underwriters' over-allotment option is not exercised, an aggregate of 1,125,000 shares of Common Stock and
  (ii) in the event the Underwriters' over-allotment option is exercised, an aggregate number of shares of Common Stock equal to
  (x) 1,125,000 minus (y) 50% of the number of shares as to which
                -----
  the over-allotment option is exercised. The purchase price per share shall be paid in cash and shall be equal to the public offering price for a share of Common Stock in the Offerings less the per share Underwriting discount in the Offerings. It is understood that the shares purchased hereunder will be shares which have been registered for sale by the Company under the Registration Statement.

            Each Partner's obligation to purchase shares of Common Stock pursuant to this letter agreement shall be conditioned upon and subject to consummation of the Offerings.

            Each Stockholder represents that it has arranged for, and is providing to the Company upon the execution of this letter agreement, a letter of credit with Chemical Bank for the benefit of the Company in support of the obligations of such Stockholder's affiliate under clause (b) above. The Company agrees that if it effects any drawing under either such letter of credit, the proceeds of such drawing shall be deemed to represent payment by the applicable Partner of the purchase price for shares of Common Stock under clause (b) above, and the Company will promptly deliver the shares purchased with such proceeds to such Partner. The Company further agrees that upon either
  (i) the exercise in full of the Underwriters' over-allotment option or (ii) the performance in full by a Partner of its purchase obligation under clause (b) above, the Company will forthwith surrender the letters of credit (or, in the case of clause (ii) of this sentence, the letter of credit provided in respect of such Partner) to Chemical Bank for cancellation, without effecting any draw thereunder. Each Stockholder agrees that it will not permit its affiliated Partner to sell or otherwise dispose of any of the shares of Common Stock purchased by such Partner hereunder for a period of 180 days following the date of the Prospectus; provided that a Partner may sell or
                          --------
  transfer shares to its affiliates during such period.

            Notwithstanding anything to the contrary contained herein, this agreement shall become effective and be binding on the parties hereto only upon the occurrence of the Effective
  Date.










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                                                                  3


            If the foregoing correctly sets forth our understanding, please indicate your agreement to this letter by executing two counterparts hereof in the space provided below and returning one such counterpart to each of us. By signing below, you confirm that the Company has full power and authority to issue the shares of Common Stock to be purchased by the Partners pursuant to this letter agreement.


                                        Very truly yours,

                                        BLACKSTONE CAPITAL PARTNERS L.P.

                                          by

                                          ___________________________
                                          Title:


                                        WASSERSTEIN PERELLA PARTNERS, L.P.

                                          by WASSERSTEIN PERELLA MANAGEMENT
                                             PARTNERS, INC., its general
                                             partner

                                          by

                                          ____________________________
                                          Title:


               Agreed and accepted:

               COLLINS & AIKMAN HOLDINGS
                 CORPORATION,

                 by

                    _____________________
                    Title: